Exhibit 5.1.
Securities and Exchange Commission
Washington, DC 20549
April 23, 2008
RE: CGGVERITAS STOCK OPTION PLANS AND PERFORMANCE SHARE ALLOCATION PLANS
Ladies and Gentlemen:
I am the Corporate General Counsel of Compagnie Générale de Géophysique — Veritas (the “Company”), a company incorporated in the Republic of France. In that capacity, I have acted as counsel for the Company in connection with the registration of 726,250 additional ordinary shares of the Company, par value €2 per share (the “Shares”) issuable to employees of direct and indirect subsidiaries of the Company under (i) the Compagnie Générale de Géophysique-Veritas 2007 Stock Option Plan, (ii) the Compagnie Générale de Géophysique-Veritas 2008 Stock Option Plan, (iii) the Compagnie Générale de Géophysique-Veritas 2006 Performance Share Plan; (iv) the Compagnie Générale de Géophysique-Veritas 2007 Performance Share Plan and (v) the Compagnie Générale de Géophysique-Veritas 2008 Performance Share Plan (together, the “Plans”). This opinion is limited to the laws of France and is provided to you as a supporting document for the Shares.
In furnishing this opinion, I or lawyers under my supervision have examined such documents, corporate records and other agreements, instruments or opinions as I have deemed necessary for purposes of this opinion. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to me as copies. On the basis of the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued in accordance with the Plans, will be validly issued and fully paid and non-assessable.
I do not purport to be an expert on the laws of any jurisdiction other than the laws of the Republic of France, and I express no opinion herein as to the effect of any other laws.
I am furnishing this letter to you solely for your benefit and for the purpose of the Shares. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 that the Company is filing with the United States Securities and Exchange Commission with respect to the Shares. By giving my consent, I do not admit that I am within the category

Compagnie Générale de Géophysique - Veritas	Tour Maine-Montparnasse — 33, avenue du Maine — 75015 Paris, France

Tél.: 01 64 47 45 00	Société Anonyme au Capital de 54 935 280 €- N° 969 202 241 RCS Paris — Code TVA UE : FR 16 969 202 241 — APE : 7112B
Fax: 01 64 47 34 31	Siége Social : Tour Maine-Montparnasse, 33, avenue du Maine, 75015 Paris, France of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations issued thereunder.

Very truly yours,
/s/ Beatrice Place-Faget
Beatrice Place-Faget
Corporate General Counsel